Exhibit 99.1
Dobson Communications Reports Continued Growth in Sales and Subscriber
Additions in the Third Quarter of 2006
OKLAHOMA CITY, Oct. 4, 2006 — Dobson Communications Corporation (Nasdaq:DCEL) today reported continued growth in gross and net subscriber additions for the third quarter ended September 30, 2006.
The Company announced that it added approximately 23,500 net subscribers in the third quarter of 2006, which included 11,300 postpaid net additions, 14,500 prepaid net additions, and a reduction of 2,300 reseller subscribers.
This was a marked improvement over the third quarter of 2005, when Dobson reported a total reduction of 24,100 subscribers, which included a loss of 34,500 postpaid subscribers.
In the third quarter of 2006, the Company had approximately 139,500 gross subscriber additions, an increase of 6.2 percent over the 131,400 gross additions it reported for the third quarter of 2005. Postpaid gross additions for the third quarter were approximately 92,100, an increase of 8.6 percent over postpaid gross additions of 84,800 for the same quarter in 2005.
Postpaid customer churn for the third quarter of 2006 was approximately 1.95 percent, compared with 2.82 percent for the third quarter of 2005.
The Company expects to report average revenue per unit (ARPU) of approximately $49.10 for the third quarter of 2006, compared with ARPU of $46.77 for the third quarter of 2005.
Dobson expects to report approximately 845 million roaming minutes of use (MOUs) and average roaming yield of approximately 10.3 cents for the third quarter of 2006. This compares with 669 million roaming MOUs and a roaming yield of 12.0 cents for the third quarter of 2005.
As of September 30, 2006, approximately 86 percent of Dobson’s customers were on GSM calling plans, the Company said, compared with 58 percent at the end of the third quarter of 2005 and 82 percent at June 30, 2006. In terms of just its postpaid subscriber base, the Company noted that 90 percent of its postpaid customers were on GSM calling plans at the end of the third quarter of 2006, compared with 62 percent of postpaid customers at the end of the third quarter of 2005.
Dobson noted that, with the third quarter’s results, it has exceeded its guidance for net subscriber additions for 2006 and that it expects to continue growing its subscriber base. The Company today also reiterated its guidance for ARPU in a range of $48 to $48.50 and EBITDA in a range of $435 million to $445 million for full-year 2006. To the extent that is warranted, the Company plans to further address its 2006 guidance after full results for the third quarter are available.
Dobson plans to report its full financial and operating results for the third quarter of 2006 on Monday, November 6, 2006, after the close of market trading, and hold its third quarter earnings conference call the following morning. Consistent with general wireless industry practice, the Company plans to discontinue reporting preliminary results for each quarter. In the future, Dobson plans to report quarterly subscriber and financial results in its full earnings press release.

Dobson Communications is the third largest GSM wireless services provider in the United States, primarily serving rural markets in 16 states. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information, please see the Company’s Web site at www.dobson.net.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, additional data or changes in data that would affect the Company’s expected results, heightened competition that could cause the Company not to grow its subscriber base in a certain period, and changes in the Company’s schedule to report full quarterly operating results. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Dobson Communications Corporation
J. Warren Henry, Vice President, Investor Relations
(405) 529-8820